Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-effective Amendment No. 1 to the Registration Statement on Form S-4 of FS Bancorp, Inc., of our report dated March 16, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of FS Bancorp, Inc. and subsidiary, which report appears in the Annual Report on Form 10-K of FS Bancorp, Inc.  for the year ended December 31, 2017, and to the reference to our firm under the heading "Experts" in the proxy statement/prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Everett, Washington
September 19, 2018